Exhibit 3.1

Amended and restated

CERTIFICATE OF INCORPORATION

OF

SECURITIZE HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Securitize Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the name of this corporation is Securitize Holdings, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on the 17th day of October, 2025 under the name Securitize Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

Article 1
Name

The name of the corporation is Securitize Corp. (the “Corporation”).

Article 2
Registered Office And Agent

The address of its registered office in the State of Delaware is c/o Incorporating Services, Ltd., 3500 South Dupont Highway, Dover, DE 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

Article 3
Purpose And Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

Article 4
Capital Stock

(A) Authorized Shares

Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 300,000,000, consisting of 290,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B) Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected classes or series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C) Regulated Holders

1. If a Regulated Holder (together with any of its Affiliates) at any time holds any shares of Common Stock or Preferred Stock which, on an as converted basis, in aggregate constitute more than 4.99 percent (4.99%) of a Class of Voting Shares of the Corporation (such shares, “Excess Securities”), then any Excess Securities shall not be entitled to vote or consent to any matter pursuant to this Amended and Restated Certificate of Incorporation, and such Excess Securities (and any shares of common stock such Excess Securities convert into) shall be Nonvoting Securities, and, therefore, shall not be entitled to vote or to be counted for purposes of determining whether any vote required under this Amended and Restated Certificate of Incorporation has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to this Amended and Restated Certificate of Incorporation. No other rights attaching to or terms of the Excess Securities shall be amended, reduced, waived or otherwise varied pursuant to this Article 4(C)(1).

2. Excess Securities shall only be entitled to the full voting rights set forth for such shares pursuant to this Amended and Restated Certificate of Incorporation following the transfer of the Excess Securities to:

i.	the Corporation;

ii.	a transferee in a widespread public distribution of the Voting Securities of the Corporation;

iii.	a transferee in transfers in which no transferee (or group of associated transferees) would receive 2 percent (2%) or more of any Class of Voting Shares of the Corporation; or

iv.	a transferee if such transferee would control more than 50 percent (50%) of the Voting Securities of the Corporation without any transfer of Excess Securities.

3. For the purposes of this Article 4(C) only, an “Affiliate” shall have the meaning set forth in the U.S. Bank Holding Company Act of 1956, as amended, including the Federal Reserve Board’s implementing Regulation Y thereunder (12 C.F.R. Part 225).

4. Special Definitions re: Regulated Holder Issues. For purposes of this Certificate of Incorporation, the following definitions shall apply:

i.	“BHCA” shall mean the U.S. Bank Holding Company Act of 1956, as amended.

ii.	“Class of Voting Shares” shall have the meaning specified in Regulation Y (12 C.F.R. Part 225.2(q)(3)).

iii.	“Exchange Trigger Transaction” shall mean the transfer of any series of Nonvoting Securities from a Regulated Holder in any of the following transfers: (A) to the Corporation; (B) a widespread public distribution; (C) a private placement which no one party acquires the right to purchase 2 percent (2%) or more of any Class of Voting Shares of the Corporation; or (D) to a party who would control more than 50 percent (50%) of the Voting Securities of the Corporation without giving effect to such shares of Nonvoting Securities transferred by a Regulated Holder.

iv.	“Nonvoting Securities” shall have the meaning specified in Regulation Y (12 C.F.R. Part 225.2(q)(2)).

v.	“Regulated Holder” shall mean a holder of shares of a Class of Voting Shares of the Corporation that is a bank holding company under the provisions of the BHCA, together with its Affiliates and any subsequent transferee of any such holder, together with such transferee’s Affiliates, other than a transferee in connection with an Exchange Trigger Transaction.

vi.	“Voting Securities” shall have the meaning specified in Regulation Y (12 C.F.R. Part 225.2(q)(l)).

Article 5
Bylaws

The Board of Directors shall have the power to adopt, amend or repeal, in whole or in part, the Amended and Restated Bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Amended and Restated Certificate of Incorporation.

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Article 6
Board of Directors

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C) Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances from and after the Effective Time, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that the term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. Notwithstanding the foregoing, each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class at the time such classification becomes effective. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(F) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

Article 7
Meetings of Stockholders

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place if any, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors or by the Chair of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

Article 8
Indemnification

(A) Limited Liability. To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal or elimination of this Article 8, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article 8, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware Law as amended from time to time.

(B) Right to Indemnification.

1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.

2. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 9
Forum Selection

(A) Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware). Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, or any rule or regulation promulgated thereunder, shall be the federal district courts of the United States. The Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to consent to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin, or otherwise enforce this Article 9 with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article 9 (an “Inconsistent Action”) and (ii) having service of process made upon such person or entity in any such proceeding by service upon such person’s or entity’s counsel in such Inconsistent Action as agent for such person or entity. Notwithstanding the foregoing, the provisions of this Article 9 shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.

Article 10
Amendments

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 9 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 9 or this Article 10, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 1st day of July, 2026.

/s/ Carlos Domingo
Carlos Domingo
Chief Executive Officer